UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Wintrust Financial Corporation

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WINTRUST FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2010

To the Shareholders of Wintrust Financial Corporation:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, IL 60045, on Thursday, May 27, 2010, at 10:00 a.m. local time, for the following purposes:

1. To elect the thirteen nominees for director named in this Proxy Statement to hold office until the 2011 Annual Meeting of Shareholders;

2. To consider an advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in the Company’s accompanying Proxy Statement for the 2010 Annual Meeting of Shareholders;

3. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2010; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on April, 1, 2010. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

By order of the Board of Directors,

David A. Dykstra
Secretary

April 28, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT
THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 27, 2010

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2010 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This Proxy Statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April 28, 2010.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of the thirteen nominees for Director named in this Proxy Statement, an advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in this Proxy Statement, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2010.

Who may vote at the Annual Meeting?

Only record holders of the Company’s common stock as of the close of business on April 1, 2010 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 31,029,143 shares of common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How do I submit my vote?

If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting www.illinoisstocktransfer.com, clicking on “I am a Shareholder,” clicking on “Internet Voting” and following the instructions on the screen.

The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 25, 2010.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Secretary by mail at 727 North Bank Lane, Lake Forest, Illinois 60045.

If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on May 25, 2010. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

Who will count the votes?

The Company’s tabulator, Illinois Stock Transfer Company, will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $3,500 plus expenses.

What are my voting choices when voting for the election of Directors?

With respect to each Director nominee, shareholders may:

(a) Vote FOR (in favor of) such nominee; or

(b) WITHHOLD authority to vote for such nominee.

What are my voting choices when voting on the advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in this Proxy Statement?

Shareholders may:

(a) Vote FOR the proposal;

(b) Vote AGAINST the proposal; or

(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010?

Shareholders may:

(a) Vote FOR the ratification;

(b) Vote AGAINST the ratification; or

(c) ABSTAIN from voting on the ratification.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of the thirteen Director nominees named in this Proxy Statement;

•	FOR the advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in this Proxy Statement; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.

With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers would be permitted to vote on the ratification of the appointment of Ernst & Young LLP and to vote on the advisory (non-binding) proposal approving the Company’s 2009 executive compensation without receiving instructions from their customers, but not on the proposal to elect directors as described in this Proxy Statement. We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.

What vote is required to elect Directors at the Annual Meeting?

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

What vote is required to approve the advisory (non-binding) proposal approving the Company’s 2009 executive compensation as described in this Proxy Statement?

The approval of the advisory (non-binding) proposal on the Company’s 2009 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010?

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.

Your vote is important.  Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on May 27, 2010:

This Proxy Statement and the 2009 Annual Report on Form 10-K are Available at:
https://materials.proxyvote.com/97650W

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board of Directors until the next Annual Meeting. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. All of the nominees currently serve as Directors. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.

The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including recent occupation and employment, certain directorships held by each, certain experiences, qualifications, attributes and skills, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.

The Company’s main operating subsidiaries include Advantage Bank, Barrington Bank, Beverly Bank, Crystal Lake Bank, First Insurance Funding, Hinsdale Bank, Lake Forest Bank, Libertyville Bank, North Shore Bank, Northbrook Bank, Old Plank Trail Community Bank, State Bank of The Lakes, St. Charles Bank, Tricom, Town Bank, Village Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, Wheaton Bank, Wintrust Information Technology Services and Wintrust Mortgage Company.

Nominees to Serve as Directors until the 2010 Annual Meeting of Shareholders

Peter D. Crist (58), Director since 1996.  Mr. Crist has served as the Company’s Chairman since 2008. Mr. Crist founded CristïKolder Associates, an executive recruitment firm which focuses on CEO and director searches, in 2003 and has served since inception as its Chairman and Chief Executive Officer since then. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital and as a director of Northwestern Memorial HealthCare. Mr. Crist is a Director of Hinsdale Bank.

Mr. Crist’s experience assisting companies with executive searches provides him with insight into the attraction and retention of Company personnel, an important concern of the Company. In addition, Mr. Crist’s experience as chief executive of several large, Chicago-based businesses provides him with insight into the management and operational challenges and opportunities facing the Company in its markets. He also brings experience as a member of the compensation committee of Northwestern Memorial Hospital. In addition, Mr. Crist’s experience as a director of a Hinsdale Bank gives him valuable insight into the Company’s banking operations.

Bruce K. Crowther (58), Director since 1998.  Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as a member of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.

Mr. Crowther’s experience as President and Chief Executive officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates provides him with insight into the challenges of leading a large and complex organization in the greater Chicago area and an understanding of the operation and management of a large business. In addition, Mr. Crowther’s experience as a director of Barrington Bank gives him valuable insight into the Company’s banking operations.

Joseph F. Damico (56), Director since 2005.  Mr. Damico is founding partner and serves as an operating principal of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & COO of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply and serves as a Director of Northwestern Memorial Hospital. Mr. Damico is an advisory Director of Libertyville Bank.

Mr. Damico’s experience in senior leadership positions with Cardinal Health, Allegiance, Baxter International, and American Hospital Supply provides him with knowledge of the issues faced by large and complex businesses. In addition, his experience as operating principal of RoundTable Healthcare Partners provides him with insight into issues faced by entrepreneurial companies. His experience as a corporate director also provides him with knowledge of the operations of various boards of directors. Mr. Damico’s experience as an advisory director of Libertyville Bank gives him valuable insight into the Company’s banking operations.

Bert A. Getz, Jr. (42), Director since 2001.  Mr. Getz joined Globe Corporation in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (a wholly-owned real estate development subsidiary of Globe Corporation), an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Additionally, Mr. Getz is a Director of the Globe Foundation, the National Historical Fire Foundation and Children’s Memorial Hospital, and is a Trustee of the Chicago Zoological Society at Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. Mr. Getz serves as a Director of Libertyville Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments and Wayne Hummer Trust Company.

Mr. Getz’s experience in real estate investment and development, through Globe Corporation and its affiliates, provides him with knowledge of the real estate market in the Chicago area, which affects numerous aspects of the Company’s business, particularly the Company’s lending operations. In addition, Mr. Getz’s experience as a real estate developer provides insight into the operation of credit-intensive businesses. His experience as a director of various corporate and non-profit boards provide him with knowledge of the concerns of various constituencies of the Company. As a result of his financial experience, Mr. Getz qualifies as a financial expert for purposes of rules governing audit committees. In addition, Mr. Getz’s experience as a director of Libertyville Bank and the Wayne Hummer Companies gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.

H. Patrick Hackett, Jr. (58), Director since 2008.  Mr. Hackett is the Chief Executive Officer of HHS Co., a real estate development and management company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He serves on the boards of First Industrial Realty Trust, Inc. and is a director of North Shore Bank.

Mr. Hackett’s experience as Chief Executive Officer of HHS Co. provides him with knowledge of the real estate market in the Chicago area, a market which impacts not only the value of collateral pledged to the Company, but also affects demand for the Company’s lending products. In addition, Mr. Hackett’s 25 years of experience reviewing and analyzing commercial real estate investments for registered investment advisors provides knowledge of financial analysis and modeling of commercial real estate transactions as well as the investment committee process. Mr. Hackett’s experience as a director of North Shore Bank gives him valuable insight into the Company’s banking operations.

Scott K. Heitmann (61), Director since 2008.  Mr. Heitmann, retired for the past four years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as Vice-Chairman of The Illinois Chapter of The Nature Conservancy, and as an Advisory Director of Boys Hope Girls Hope of Illinois. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a

Director of North Shore Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments and Wayne Hummer Trust Company.

Mr. Heitmann’s experience in the banking industry, including service in executive leadership roles at LaSalle Bank and Standard Federal Bank, provide him with knowledge of the financial services business, generally, and the business of community banking, in particular. His experience as a former bank lender also provides insight into the Company’s community banking business. In addition, his experience with LaSalle Bank’s various predecessors provides him with insight into the opportunities and challenges posed to a growth-oriented Chicago-based community bank. As a result of his financial experience, Mr. Heitmann qualifies as a financial expert for purposes of rules governing audit committees. Mr. Heitmann’s experience as a director of North Shore Bank and the Wayne Hummer Companies gives him valuable insight into the Company’s banking, brokerage and investment advisory operations.

Charles H. James III (51), Director since 2008.  Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of C.H. James Restaurant Holdings LLC, which owns quick service restaurants. Mr. James graduated from Morehouse College and obtained an MBA from the Wharton School at the University of Pennsylvania. Mr. James also serves on the board of directors of Summit Housing Partners, Morehouse College, and the Children’s Memorial Hospital.

Mr. James’s experience as Chairman and Chief Executive Officer of C.H. James & Co. and Managing Owner of C.H. James Restaurant Holdings provides him with knowledge of businesses engaged in both wholesale distribution and consumer sales, each an important segment of the Company’s customer base. As a chief executive, Mr. James also brings substantial operational and management experience to the Board.

Albin F. Moschner (57), Director since 1996.  Mr. Moschner is currently Executive Vice President and Chief Operating Officer of Leap Wireless. He joined Leap in 2004 as the Chief Marketing Officer. In the eight years prior to joining Leap Wireless, Mr. Moschner held executive positions in both early stage and corporate, internet and telecommunications companies as President of Verizon Card Services, President and Chief Executive Officer of One Point Services and Vice-Chairman of Diba, Inc. Mr. Moschner also served as Director, Chief Operating Officer and President and Chief Executive Officer of Zenith Electronics, Glenview, Illinois, from 1991 to 1996.

Mr. Moschner’s experience as President and Chief Executive Officer of Zenith Electronics provides him with insight into the management of a public company. Mr. Moschner’s experience in the telecommunications industry also provides him with insight into the challenges and opportunities of businesses undergoing secular change. As a result of his financial experience, Mr. Moschner qualifies as a financial expert for purposes of rules governing audit committees.

Thomas J. Neis (61), Director since 1999.  Mr. Neis is the owner of Neis Insurance Agency, Inc., QR Insurance Agency and Pachini Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., marketing insurance products to insurance agencies. Through QR Insurance Agency he provides insurance consulting for banking and financial institutions. Mr. Neis is a member of the Board of Trustees of Illinois Wesleyan University, where he serves on its Audit, Investment and Business Affairs committees. In addition, Mr. Neis is a member of the university’s national alumni board and has served as president of the university’s Chicago Alumni Board for the past five years. He also founded and chaired the Crystal Lake Sister City organization with Holtzgerlingen, Germany and has been active in several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

Mr. Neis has experience in the insurance industry, which, through FIFC and the Company’s premium finance receivable financing business, impacts a substantial and growing portion of the Company’s business. Through his insurance businesses, Mr. Neis also has experience operating in an industry with multiple layers of regulation. In addition, Mr. Neis’ experience as a director of Crystal Lake Bank gives him valuable insight into the Company’s banking operations.

Christopher J. Perry (54), Director since 2009.  Mr. Perry is currently a partner at CIVC Partners LLC, a private equity investment firm which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has been in the financial services industry for the past

25 years. During his time at CIVC Partners he has served on the boards of over a dozen public and private companies. He presently serves as director of The Brickman Group, Ltd. He also serves as chairman of the Board of Trustees for Cristo Rey Jesuit High School and serves on the Executive Committee of Loyola Academy. Mr. Perry previously served as a director of Wintrust from 2001 to 2002. An affiliate of CIVC Partners LLC owns all of Wintrust’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, as described under “Related Party Transactions.”

Mr. Perry’s role as a partner of CIVC Partners gives him insight into a broad range of privately held companies across a number of industries, including financial services. In addition, his experience as a leader at CIVC, Continental Bank’s Mezzanine Investments Group and Structured Finance Group gives him insight into complex capital structures, financial instruments and all aspects of transactions. Mr. Perry’s over two decades of experience in the financial services industry have given him considerable experience in many aspects of the industry during several credit and economic cycles.

Hollis W. Rademacher (74), Director since 1996.  Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry, First Mercury Financial Corp. (NYSE), a holding company for insurance agents, underwriters, advisors and carriers specializing in excess and surplus lines, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for Beverly Bank, Old Plank Trail Community Bank, St. Charles Bank, Town Bank, Wheaton Bank, Wintrust Information Technology Services, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company and Wintrust Mortgage Corporation.

Mr. Rademacher’s experience as a credit officer and chief financial officer of Continental Bank provide insight into the credit decision-making process, one of the Company’s core competencies. In addition, as noted above, Mr. Rademacher is a member of the board of most of the Company’s bank subsidiaries for which, in most cases, he serves as chair of such bank’s credit or risk management committee. As such, Mr. Rademacher has substantial experience with the Company’s banking business, including the management of the risks of that business. In addition, Mr. Rademacher’s experience as director of various publicly-traded companies provides him with knowledge of board operations. In addition, Mr. Rademacher’s prior experience as a director of the Wayne Hummer Companies gives him valuable insight into the Company’s brokerage, investment advisory, and trust services operations.

Ingrid S. Stafford (56), Director since 1998.  Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Board of Pensions of the Evangelical Lutheran Church in America, where she serves on its Executive, Finance and Nominating Committees and is Chair of its Audit Committee. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001-2005. Ms. Stafford is a Director of North Shore Bank.

Mr. Stafford’s experience as Associate Vice President for Financial Operations and Treasurer of Northwestern University provides experience with the management of the liquidity, financial reporting, risk and audit management of a large organization. She serves in a management support role to its Board of Trustees’ Audit, Budget and Investment Committees. In addition, as a member of the investment committees of Wittenberg University and the Evanston Community Foundation, she has experience with investment strategy and asset allocation. She also has concurrent experience as an audit committee member of the Board of Pensions of the Evangelical Lutheran Church in America and the Evanston Community Foundation. As a result of her financial experience, Mr. Stafford qualifies as a financial expert for purposes of rules governing audit committees. In addition, Ms. Stafford’s experience as a director of North Shore Bank gives her valuable insight into the Company’s banking operations.

Edward J. Wehmer (56), Director since 1996.  Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as an Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company. He also serves as a director of Northwestern Lake Forest Hospital, on the audit committee of Northwestern Memorial Health Care, as a trustee for Children’s Memorial Hospital and Foundation, as a member of the advisory board of the Farmer School of Business of Miami University, and on the Finance Board and the School Board of the Archdiocese of Chicago.

Mr. Wehmer is the only member of the Board who is also a manager of the Company. As such, he provides the views of the management of the Company and substantial insight into the operations of the Company. As an employee of the Company since its inception, he also provides historical context for the Board’s discussions.

Required Vote

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL NO. 2 — ADVISORY VOTE ON 2009 EXECUTIVE COMPENSATION

Background of the Proposal

The Emergency Economic Stabilization Act of 2008, as amended, or the EESA, requires that we, as a participant in the United States Department of the Treasury’s Capital Purchase Program, permit a separate and non-binding shareholder vote to approve the compensation of our executive officers as described in this Proxy Statement.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. As more fully set forth under “Executive Compensation — Compensation Discussion and Analysis,” the Compensation Committee has taken a number of actions in recent years to further strengthen the Company’s compensation philosophy and objectives. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

As required by the EESA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on the Company’s 2009 executive compensation as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of Wintrust Financial Corporation approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement for the 2010 Annual Meeting of Shareholders.”

Required Vote

The approval of the advisory (non-binding) proposal on our 2009 executive compensation described in this Proxy Statement requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE ADVISORY PROPOSAL ON 2009 EXECUTIVE COMPENSATION
AS DESCRIBED IN THIS PROXY STATEMENT

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Board of Directors

Overview

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has six standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

The Board met six times in 2009. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2009 Annual Meeting of Shareholders.

Board Leadership Structure

The Board has a non-executive Chairman. This position is independent from management. The Chairman presides over the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. In addition, the Board recognizes that acting as chairman of the Board during the current economic times is a particularly time-intensive responsibility. Separating these roles allows Mr. Wehmer to focus solely on his duties as Chief Executive Officer, which the Board believes better serves the Company. Separation of the roles of Chairman and Chief Executive Officer also promotes risk management, enhances the independence of the Board from management, and mitigates potential conflicts of interest between the Board and management.

The Board’s Role in Risk Oversight

Our Board of directors has an active and ongoing role in the management of the risks of our business. This role has two fundamental elements: (1) ensuring that management of the Company has implemented an appropriate system to manage risks by identifying, assessing, mitigating, monitoring and communicating about risks; and (2) providing effective risk oversight through the Board and its committees.

The Board believes the first element of its risk oversight role is fulfilled through the Company’s extensive risk assessment and management program designed to identify, monitor, report and control the Company’s risks, which are broken down into various categories deemed relevant to the Company and its business operations. The Enterprise Risk Management Program is administered by the Company’s Executive Vice President — Risk Management who provides reports to the Board, the Audit Committee, the Risk Management Committee and other committees of the Board as needed.

The second element of the Board’s oversight role is fulfilled primarily by the full Board regularly receiving written and oral reports from management on the status of each category of Company risk and on the Company’s overall risks, as well as any material changes or developments in any risk profiles or experiences. The Board also periodically receives reports regarding regulatory priorities and reviews regulatory examination reports of the Company, to remain informed on issues and observations raised by regulatory authorities regarding the risk categories of the Company.

In addition to the full Board’s direct oversight, the Board’s committees provide oversight of various risks created by the Company’s operations. The Audit Committee provides oversight of monitoring of risk, generally, and oversight of financial, reporting and regulatory risk, in particular. The Risk Management committee monitors, among other things, credit, interest rate, liquidity, market and legal risks. The Finance Committee provides oversight of risks related to strategic transactions and the Company’s liquidity. The Nominating and Corporate Governance Committee also provides risk oversight, particularly relating to risk relating to the Company’s board and governance. Finally, the Compensation Committee provides oversight of risks related to the Company’s compensation of its employees. For more information regarding risk in the context of compensation, see the Compensation Committee Report on page 30 of this Proxy Statement.

Director Independence

A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the Nasdaq listing standards. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.

The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the applicable Nasdaq listing standards. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll- free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Committee Membership

The following table summarizes the current membership of the Board and each of its committees:

Nominating and
			Corporate		Risk
	Finance	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee	Committee

Peter D. Crist (Chair)	Member		Member			Chair
Bruce K. Crowther	Member	Member
Joseph F. Damico		Member	Chair			Member
Bert A. Getz, Jr.				Member	Member
H. Patrick Hackett, Jr.	Chair		Member			Member
Scott K. Heitmann				Member	Member
Charles H. James III		Member		Member
Albin F. Moschner		Chair		Member		Member
Thomas J. Neis				Member	Member
Christopher J. Perry	Member				Member
Hollis W. Rademacher			Member		Chair	Member
Ingrid S. Stafford				Chair	Member	Member
Edward J. Wehmer						Member

The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board of Directors following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that the membership of each of the committees of the Board, assuming that each Director nominee is elected, will remain the same following the Annual Meeting.

Nominating and Corporate Governance Committee

The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:

•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status;

•	considering any resignation submitted by a director who has retired or made a significant change to his or her principal employment;

•	reviewing the corporate governance principles at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees;

•	reviewing shareholder proposals submitted for inclusion in our Proxy Statement; and

•	reviewing related-party transactions.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Nominating Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards. During 2009, the Nominating Committee met three times.

Nomination of Directors

The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business and education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the corporate governance guidelines adopted by the Board, Directors are expected to maintain a minimum ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-Laws (see “Shareholder Proposals”). Recommendations must be received in writing at the principal executive offices of the Company and addressed to the Wintrust Financial Corporation Nominating and Corporate Governance Committee, c/o Corporate Secretary, 727 North Bank Lane, Lake Forest, IL 60045. Under the existing provisions of the By-laws, if the 2011 Annual Meeting is held on May 26, 2011, the deadline for such notice is March 27, 2011. Any such recommendation should include:

•	the name and record address of the shareholder;

•	the number of shares of the Company beneficially held by the shareholder;

•	the name and address of the candidate;

•	the qualifications of such candidate and the reason for such recommendation;

•	a description of all arrangements or understandings between the shareholder and such nominee or between the nominee and the Company or any of its subsidiaries; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

The Nominating Committee also evaluates the performance of individual Directors and assesses the effectiveness of committees and the Board as a whole. The effectiveness of the nomination process is evaluated by the Board each year as part of its self-evaluation process and by the Nominating Committee as it evaluates and identifies director candidates.

Both the Board and the Nominating Committee believe that each of Wintrust’s directors possess the outstanding characteristics and qualifications necessary for service as a director. Accordingly, upon the nomination of the Board, in 2010, all 13 of the director nominees are Directors standing for re-election.

Audit Committee

The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and all accounting firms. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•	must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be a financial expert.

The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as financial experts. During 2009, the Audit Committee met six times.

Compensation Committee

The Board has established a Compensation Committee which is responsible for:

•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•	with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other management, evaluating the performance of the chief executive officer and other management in light of those goals and objectives, and setting the chief executive officer’s and other management’s compensation levels based on this evaluation;

•	reviewing the Company’s compensation programs to assess the extent to which such practices encourage risk-taking or earnings manipulation, and taking any appropriate remedial actions;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking any actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation;

•	pre-approving all services provided by any independent compensation consultant retained to participate in the evaluation of executive compensation, other than services performed in connection with non-employee director compensation; and

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate.

The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Compensation Committee consists of four Directors, and the Board has determined that each of them is independent under the applicable Nasdaq listing standards. During 2009, the Compensation Committee met 11 times.

Risk Management Committee

The Board has established a Risk Management Committee which is responsible for:

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering hedging techniques;

•	reviewing measures taken by the Company to identify, assess, monitor control and mitigate its risks in the areas of asset/liability management and credit policies;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate.

The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors, except for Mr. Perry has no material relationship with us and each is otherwise independent under the applicable Nasdaq listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s material relationship with the Company. During 2009, the Risk Management Committee met four times.

Finance Committee

The Board established a new committee in 2009, the Finance Committee, to provide guidance to management regarding strategic opportunities and related financing transactions. In addition, the Finance Committee assists the Board in fulfilling its responsibilities with respect to:

•	reviewing the capital plan and cash position of the Company, and providing guidance on the sources and uses of capital and expected returns on capital;

•	reviewing the Company’s financial policies, capital structure, strategy for obtaining financial resources and use of cash flow;

•	reviewing and making recommendations with respect to any share repurchase programs and dividend policy;

•	reviewing proposed mergers, acquisitions, joint ventures and divestitures involving the Company and its subsidiaries;

•	reviewing and making recommendations with respect to issuing equity and debt securities; and

•	providing advice to management with respect to transactions by subsidiaries of the Company that require a vote by the Company, as a stockholder of such subsidiaries.

The Finance Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Finance Committee consists of four Directors, and the Board has determined that each of these Directors, except for Mr. Perry, has no material relationship with us and each is otherwise independent under the applicable Nasdaq listing standards. See “Related Party Transactions” for additional information regarding Mr. Perry’s material relationship with the Company. During 2009, the Finance Committee met three times.

Executive Committee

The Board has established an Executive Committee which is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. The Executive Committee’s authority is set forth in a charter adopted by our Board.

The Executive Committee consists of seven Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the Nasdaq listing standards. During 2009, the Executive Committee met two times.

Shareholder Communications

Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY

Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (56) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (49) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra joined the Company in 1995 and currently serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Prior to 2002, Mr. Dykstra served as the Company’s Chief Financial Officer. Since January 2006, Mr. Dykstra also serves as a Regional Market Head overseeing Crystal Lake Bank, State Bank of the Lakes and Town Bank. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Crystal Lake Bank, First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes, Town Bank, Tricom, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, Wintrust Information Technology Services and Wintrust Mortgage Corporation.

James H. Bishop (66) — Executive Vice President — Regional Market Head — Since January 2006, Mr. Bishop has served as a Regional Market Head overseeing Advantage Bank, Barrington Bank and Village Bank. Mr. Bishop originally joined the Company in 1996 and served as the Chief Executive Officer of Barrington Bank until February 2003. Prior to his association with the Company, Mr. Bishop served as a Senior Vice President of First Chicago/NBD and was a Regional Manager for that organization’s suburban locations in the North and Northwest suburbs of Chicago. Mr. Bishop is a Director of Advantage Bank, Barrington Bank, Village Bank, and Wintrust Information Technology Services.

Lloyd M. Bowden (56) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of Wintrust Information Technology Services. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of Wintrust Information Technology Services.

John A. Carstens (54) — Executive Vice President and Regional Market Head — Since July 2007, Mr. Carstens has served as a Regional Market Head overseeing Libertyville Bank and Wheaton Bank. Mr. Carstens originally joined the Company in May, 1995 and is Chairman and Chief Executive Officer of Libertyville Bank. Prior to joining the Company, from 1990 until May 1995, he was President and Chief Operating Officer of American National Bank of Libertyville. From 1979 until 1990, Mr. Carstens held commercial banking officer positions with American National Bank of Chicago, a wholly-owned subsidiary of First Chicago Corporation, now known as JP Morgan/Chase. Mr. Carstens is a Director of Libertyville Bank, Wheaton Bank and Wintrust Information Technology Services.

Timothy S. Crane (48) — Executive Vice President and Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Lake Forest Bank, Northbrook Bank, North Shore Community Bank and St. Charles Bank. Prior to joining the Company, Mr. Crane served as President and Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane is a director of Lake Forest Bank, Northbrook Bank, North Shore Community Bank, St. Charles Bank and Wintrust Information Technology Services.

John S. Fleshood (47) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the overall risk management process for the Company including audit, business continuity and information security functions. Between January 2006 and December 2009, Mr. Fleshood served as a Regional Market Head overseeing St. Charles Bank and Wintrust Mortgage Corporation. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio. Mr. Fleshood is a Director of St. Charles Bank, Wintrust Information Technology Services, Barrington Bank and Wintrust Mortgage Corporation.

Leona A. Gleason (60) — Executive Vice President and Chief Administrative Officer — Ms. Gleason joined the Company in January, 2010 and oversees certain administrative affairs of the Company including Human Resources, Compliance, Community Reinvestment Act, Bank Secrecy Act and Anti-Money Laundering. From 1996 to 2009, Ms. Gleason was Executive Vice President at FBOP Corporation, a $19 billion privately held bank holding company. She had primary responsibility for Human Resources, Training, Compliance, Community Reinvestment Act, Bank Secrecy Act, Risk Management, Operations and Information Technology. Ms. Gleason also served as executive officer of certain subsidiaries of FBOP Corporation, which subsidiaries were taken into receivership by the Federal Deposit Insurance Corporation on October 30, 2009. Prior to her association with FBOP, from 1977 to 1996, Ms. Gleason was Senior Vice President at Corus Bankshares, Inc. where she managed Retail Banking, Operations, Information Technology, Compliance and Human Resources and from 1972 to 1977 was Vice President at Boulevard Bank.

Richard B. Murphy (50) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Since January 2006, Mr. Murphy serves as Regional Market Head overseeing Old Plank Trail Community Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Beverly Bank, Hinsdale Bank, Old Plank Trail Community Bank, St. Charles Bank and Wintrust Information Technology Services. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.

David L. Stoehr (50) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis section reviews our compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and the three other most highly-compensated executive officers.

Executive Summary

During 2009, Wintrust’s executive officers implemented a number of steps to manage the Company through the volatility and uncertainty which have affected the nation’s financial system. The Compensation Committee of our Board of Directors, or the Committee, noted that pursuant to its long-term strategy of maintaining sound, conservative underwriting, the Company underwrote its credits in a manner that resulted in an acceptable level of problem loans during this turbulent period. While results for 2009 were not at the level that the Company or its shareholders would expect in an ordinary environment, the Committee believes that, particularly when measured against the rest of the banking industry, the Company’s management performed very well during 2009.

In that regard, the Committee considered the results of management’s strategic effort to aggressively resolve problem loans, its successful execution of a $600 million securitization of a portion of the Company’s property and casualty premium finance loan portfolio, and the completion of a purchase of a portfolio of approximately $1 billion of life insurance premium finance receivables. The Committee also noted that 2009 was the Company’s thirteenth consecutive year of profitability. As a result of these accomplishments, the Committee approved, consistent with its philosophy of paying for performance, year-end bonuses payable in equity for the Company’s NEOs. These bonuses included, for the first time since 2007, year end bonuses for the Company’s chief executive officer and chief operating officer.

During 2009, the Committee also made additional adjustments to the compensation arrangements of the executive officers of the Company as a result of the Company’s participation in the Capital Purchase Program portion of the United State Department of the Treasury’s Troubled Assets Relief Program, or TARP. As previously disclosed, as a participant in TARP, we must limit certain forms of compensation paid to our senior executive officers and most highly compensated employees, are required to adopt certain compensation policies, must limit the amount of certain federal income tax deductions that we may claim in connection with our compensation expenses, and are subject to certain other limitations.

At the time it designed the Company’s 2009 compensation program for executive officers, the Committee adjusted the target composition of the Company’s executive officer compensation to provide for a relatively greater portion of variable, as opposed to fixed, compensation. Following the adoption of that compensation program, in June 2009, Treasury published additional regulations further restricting our ability to pay compensation to our executives. These new regulations, among other things, prohibit us from paying bonuses to certain of our senior executive officers and employees (including the executive officers named in this Proxy Statement) unless such bonuses are paid in restricted stock and do not exceed more than one third of annual compensation, an amount less than the level of incentive compensation contemplated by the executive compensation program adopted by the Committee for 2009.

As a result, in August 2009 the Committee approved adjustments to the base salaries of Wintrust’s executive officers. These adjustments were not intended to increase total annual compensation for the executive officers, but instead only to adjust the mix between fixed and variable compensation paid to them.

Our 2009 Compensation Program

Overview

The Committee has responsibility for developing, implementing and monitoring adherence with the Company’s compensation philosophy, including compensation of our NEOs. In doing so, the Committee is mindful of our unique structure, culture and history as well as the growth focus of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each of our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage.

The Company’s strategy has been to pay its executives competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals. However, as the Company continues to mature, the Committee believes that total compensation should be increasingly more heavily weighted toward incentive components rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives shareholder value by aligning shareholder and NEO interests.

The Committee sets the compensation for all of our executive officers, including our NEOs. The Committee also exercises the authority of the Board with respect to the Company’s employee benefit plans.

The Company’s present executive compensation program is the result of a review conducted during 2008 by the Committee in connection with its design of the 2009 compensation program. The Committee conducted the review, which covered the Company’s NEOs as well as certain other members of senior management, with assistance from Towers Perrin, a compensation consultant. Towers Perrin provided expert knowledge of marketplace trends and best practices relating to competitive pay levels. The Committee had the sole authority to hire and fire its own outside compensation consultant and any other advisors it deemed necessary. The role of a compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The Committee also periodically asks a consultant to opine on the competitiveness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs. The goal of the particular review undertaken by Towers Perrin was to improve the connection between pay and performance in the Company’s compensation program, and to ensure that the compensation program is competitive with those of our peer companies. In connection with its review of 2009 compensation, Towers Perrin was retained by and reported to the Committee and participated in Committee meetings.

In providing assistance with the structuring of 2009 executive compensation program, representatives of Towers Perrin delivered multiple presentations to the Committee regarding their review of the Company’s compensation program. The representatives compared the Company’s executive compensation program to best practices and to the executive compensation programs used by comparable financial companies, as described below.

Based on survey data and on proxy disclosures by the comparable financial companies, Towers Perrin reported that the Company’s target base salaries and target total cash compensation were near the competitive median. Annual cash incentive payments were described as being below the median level for senior executive positions, but above the median for more junior executives. Towers Perrin suggested this was caused by Wintrust’s use of uniform target bonus amounts, as a percentage of base salary, for its executive officers, and noted that many companies offer their most senior executives higher target bonus percentages than they offer to junior executives. Such a compensation structure recognizes that senior executives can have a greater effect on a company’s performance, and should therefore have a greater percentage of their total compensation be incentive-based pay. Finally, Towers Perrin reported that Wintrust’s long-term incentive payments were well below the median level, resulting in total direct compensation that was also below the median level.

Representatives of Towers Perrin met subsequently with the Committee in 2009 to present their final recommendations regarding the Company’s compensation program. Towers Perrin recommended that Wintrust set target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives that demonstrate superior performance. Additionally, they recommended that the Company increase the relative size of target annual bonuses for our senior executive officers and consider referencing group performance, historical performance and investor and analyst expectations when setting performance goals. Previously, the Company’s general practice had been to set a uniform target bonus percentage for the Company’s senior management which was increased annually by a fixed percentage.

Following the review and in consultation with Towers Perrin, the Committee determined to adopt additional compensation philosophies as described below, to modify the target bonus awards for our senior executives and to increase the portion of our NEOs’ compensation that is provided through long-term incentives, such as stock options, restricted stock units and awards under our Cash Incentive and Retention Plan, or CIRP.

Compensation Philosophy and Objectives

The Committee designed the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to retain and attract talented executives who can contribute to our long-term success and build value for our shareholders. Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation and talent management. In contrast, cash bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as earnings per share, deposit growth, loan growth, net interest margin, credit quality and return on tangible equity. In addition, cash bonuses and long-term performance measures are also well suited to aid in our goal of retaining executives and also motivating officers to increase shareholder value. The other elements of compensation are set primarily based on market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.

In connection with the review of the Company’s compensation program, the Committee adopted the following additional compensation philosophies and procedures, which formed the basis of the Company’s compensation program in 2009:

Our compensation program must allow us to attract first-rate entrepreneurial talent that reflects our structure.  As a result of our holding company structure, our compensation program takes into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.

Compensation should be performance based.  Our compensation program should encourage and reward excellent performance from the Company’s management team. Accordingly, compensation should depend on the Company’s overall performance, its financial performance, the performance of its subsidiaries and a manager’s attainment of his or her individual management objectives.

A significant portion of total compensation should be in the form of long-term incentives.  Long-term incentives, such as stock options, restricted stock units and awards under the Company’s Cash Incentive and Retention Plan, are an important way of aligning management and shareholder interests because they link a manager’s compensation levels to the performance of the Company over a multi-year time horizon. Additionally, long-term incentives can help promote continuity of management by tying compensation to continued service, and can help reduce incentives to take excessive risks by ensuring that managers are incentivized to create lasting value for shareholders.

Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company.  The successful operation of our Company requires an experienced and talented management team. To hire and retain such managers, our compensation program must be competitive with those of our peer firms in terms of total compensation and for each element of compensation.

Compensation opportunities should be commensurate with an executive’s roles and responsibilities.  Greater levels of compensation should be offered to our executives who are most responsible for the performance of the Company. This helps ensure that compensation levels are perceived as fair, both internally and externally, and reduces the risk that we lose managerial talent to our competitors.

Our compensation program for NEOs should be fair, and perceived as such, both internally and externally.  The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not competitive.

Total compensation expense should be predictable.  While variable compensation is an important component of our pay-for-performance philosophy, overall compensation levels should be consistent and predictable so that management and shareholders will have greater certainty regarding their effects on the Company’s financial performance.

Compensation Procedures

Role of Management.  The Committee made all 2009 compensation decisions for our executive officers. Our chief executive officer and chief operating officer annually review the performance of each of the Company’s and its subsidiaries’ officers (other than the chief operating officer, whose performance is reviewed by the chief executive officer acting alone, and the chief executive officer, whose performance is reviewed by the Committee). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.

Following consultation with Towers Perrin, the Committee identified two reference groups of peer financial companies that it used for purposes of benchmarking its compensation practices in connection with the development of the new executive compensation program. These include a group of 15 similarly-sized national banks and a group of eleven Midwestern banks. The reference group of similarly-sized national banks included banks with total assets between $7.4 billion and $11.9 billion as of December 31, 2007, compared to $9.4 billion of assets for Wintrust as of such date. The reference group of Midwestern banks included banks with total assets between $3.7 billion and $21.6 billion as of their respective fiscal year ends. The Committee considered both the national banks reference group and Midwestern banks reference group together as a single peer group.

Similarly-Sized
National Banks	Midwestern Banks
Reference Group	Reference Group

East West Bancorp Inc.	First Midwest Bancorp Inc.
UCBH Holdings Inc.	MB Financial Inc.
International Bancshares Corp.	Midwest Bank Holdings Inc.
Whitney Holding Corp.	Private Bancorp Inc.
Cathay General Bancorp.	Taylor Capital Group Inc.
FirstMerit Corp.	CORUS Bankshares Inc.
UMB Financial Corp.	Amcore Financial Inc.
Trustmark Corp.	Associated Banc-Corp.
Umpqua Holdings Corp.	Citizens Republic Bancorp Inc.
United Community Banks Inc.	Old National Bancorp
First Midwest Bancorp Inc.	TCF Financial Corp.
United Bankshares Inc.
Old National Bancorp.
MB Financial Inc.
Pacific Capital Bancorp.

Since information regarding compensation for our NEOs other than our chief executive officer and chief financial officer is not generally publicly available for these reference groups, the Committee supplemented its review of these reference groups with additional survey data provided by Towers Perrin. The survey data was compiled by Towers Perrin from four surveys of compensation in the financial services industry, published by executive compensation firms during the spring of 2008. The survey data was adjusted by Towers Perrin to reflect the Company’s asset size, in order to provide an estimated distribution of compensation levels for a financial company with $10 billion in assets. In reviewing this survey data, the Committee considered only the aggregated survey data. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process and thus the Committee does not consider it material. The Committee uses these sources of market data to ensure that the compensation being paid by the Company is competitive with those of its peer companies. In 2009, the Committee sought to set each element of compensation to an amount within a competitive range of the median for similarly situated officers at comparable companies, with compensation at levels approaching the 75th percentile and above for executives that have demonstrated superior performance. However, these benchmarks were not applied rigidly due to the Company’s unique structure and the hybrid nature of certain managerial positions at Wintrust.

Committee Process.  As discussed above, the Committee continually reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. Other than the Towers Perrin survey it commissioned, the Committee did not engage third party human resource consulting firms in connection with setting executive compensation for 2009.

In setting compensation for each of the NEOs, the Committee focused on the total direct compensation received by each executive officer, as well as the amount of each element of compensation in relation to those provided by the peer companies identified below. The Committee acted pursuant to a written charter that had been approved by our Board.

Elements of Compensation

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee choose to include the items in the compensation program. The principal components of compensation for our NEOs were:

•	cash compensation consisting of base salary and cash bonus;

•	long-term incentive; and

•	perquisites and other personal benefits.

Based on its discussions with Towers Perrin in 2008 and 2009, the Committee determined to establish the following framework for NEO compensation in 2009:

			Long-Term	Perks &
	Base		Incentive	Other	Total
Named Executive Officer	Salary	Bonus	Compensation	Benefits	Compensation

Edward J. Wehmer	35%	30%	30%	5%	100%
David A. Dykstra	40%	30%	25%	5%	100%
David L. Stoehr	45%	30%	20%	5%	100%
Richard B. Murphy	40%	30%	25%	5%	100%
John S. Fleshood	45%	30%	20%	5%	100%

Salary.  The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year. Base salary for NEOs for any given year is generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company and individual performance. The Committee is free to set NEO salary at any level it deems appropriate. In addition, the Committee considers market data, internal pay equity and merit history in evaluating recommendations. As part of this process, the Committee solicits the recommendations of the CEO with respect to NEOs (other than the CEO).

At the beginning 2009, in connection with the Committee’s review of 2009 compensation in the context of fixed/variable compensation, the Committee increased base salaries in the aggregate for the named executive officers to a lesser extent than it had in previous years in connection with a relatively greater increase in incentive compensation for the named executive officers. As a result, in January 2009, the Committee increased base salary for the Company’s Chief Financial Officer by $30,000, the Chief Credit Officer by $15,000 and the Executive Vice President — Risk Management by $3,000. The Committee did not increase base salaries for the Company’s Chief Executive Officer or Chief Operating Officer.

The Committee conducted a further review of the Company’s compensation program for executive officers in response to the issuance by Treasury, in June 2009, of regulations impacting financial institutions, like the Company, which are participants in Treasury’s Capital Purchase Program. Among other things, the regulations issued by Treasury in June 2009 prohibit the Company from paying bonuses and certain other incentive compensation to certain of our senior executive officers (including the executive officers named in this Proxy Statement) unless such bonuses are paid in restricted stock and do not exceed more than one third of annual compensation. The Committee noted that the regulations generally had the effect of setting a ceiling upon the amount of incentive compensation that could be paid a NEO and, in particular, conflicted with certain of the performance targets set by the Committee for the Company’s NEOs in connection with the design of the 2009 compensation program. In particular, the Committee noted that its 2009 compensation program had aimed to provide bonus and long-term incentive compensation which would represent between 50 and 60 percent of a NEO’s total compensation. As a result, the Committee concluded that if the salary component of executive compensation were left unchanged, the effect would be to substantially reduce the overall compensation of such individual and would increase the risk of key personnel leaving the Company in favor of companies with whom we compete. To mitigate any such risk, in August 2009 the Committee approved adjustments to the base salaries of Wintrust’s executive officers. These adjustments were not intended to increase total annual compensation for the executive officers, but instead only to adjust the mix between fixed and variable compensation paid to them.

2009 TARP-Related Base
Named Executive Officer	Salary Increase

Edward Wehmer	$300,000
David Dykstra	225,000
David Stoehr	75,000
Richard Murphy	70,000
John S. Fleshood	30,000

The Committee believes that it is in the best interest of the Company that the NEOs be compensated partially in stock in order to more closely align their interests with those of the shareholders. In light of this belief and the fact that the Company’s chief executive officer and chief operating officer have received relatively less equity than during previous periods, due in part to the fact that the Committee did not award equity grants for performance during fiscal years 2008 or 2009, the Committee determined to pay one third of the salary increase of the chief executive officer and chief operating officer in the form of salary shares. More specifically, in the case of the Company’s chief executive officer and chief operating officer, $100,000 and $75,000, respectively, of each year’s base salary will be paid in Wintrust’s common stock granted under Wintrust’s 2007 Stock Incentive Plan (the “2007 Plan”). The number of shares of Wintrust common stock granted as of each payroll period end date to the Company’s chief executive officer and chief operating officer will be determined by dividing the amount of base salary payable in stock by the average of the high and low price of Wintrust’s common stock on Nasdaq on the grant date or, if Nasdaq is closed on the grant date, by the Nasdaq average of the high and low price on the immediately preceding date on which Nasdaq is open. The Company’s chief executive officer and chief operating officer may not sell or otherwise transfer the stock they receive in payment of base salary until the later of three years from the date of grant or until Wintrust repays the CPP investment in Wintrust, except upon their death or permanent disability.

Bonus.  The Company may award discretionary cash bonuses to executives, although the Company does not maintain a formal cash bonus plan. Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation through the achievement of specified Company, subsidiary and individual performance goals. Performance-based cash bonuses are included in the package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.

The total targeted bonus that is provided to each NEO in a given year is generally determined by reference to the NEO’s base salary for that year. That is, each year the Committee approves a targeted bonus award for each NEO with a cash value that is determined by multiplying the NEO’s base salary by a percentage that is chosen by the Committee.

As part of the review of our compensation program, the Committee determined to restructure the target bonus levels for the NEOs beginning in 2009 so that target bonus levels for the Company’s senior executive officers represent a larger percentage of such executives’ total compensation. The Committee believes that this change will increase the pay-for-performance nature of our compensation program. Below are the threshold, target and maximum bonus awards for our NEOs, expressed as a percentage of base salary:

Named Executive Officer	Threshold	Target	Maximum

Edward J. Wehmer	60%	70%	90%
David A. Dykstra	55%	65%	75%
David L. Stoehr	55%	60%	65%
Richard B. Murphy	55%	65%	75%
John S. Fleshood	55%	60%	65%

In determining the amount of target bonuses, the Committee considers several factors, including:

(i) the target bonuses set, and actual bonuses paid, in recent years;

(ii) the desire to ensure, as described above, that a substantial portion of total compensation is performance-based; and

(iii) the relative importance, in any given year, of the long and short-term performance goals of the Company.

After determining the total targeted bonus percentage for a year, the Committee allocates the potential bonus award between Company-level, subsidiary-level and personal objectives, as well as retaining a discretionary factor. Company and subsidiary-level objectives focus on targeted net income and personal objectives are tailored for each NEO. These performance objectives for bonuses (both cash and equity), are developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes final goals. The Committee strives to ensure that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious, within defined risk parameters, so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.

The final determination of an executive’s actual bonus payment will be based on company and individual performance metrics, including consolidated net income, personal objectives, discretionary factors and, in the case of Mr. Fleshood, the net income of certain subsidiaries. As in years past, the final determination of the Committee could result in no bonus being paid or a bonus in an amount more than the maximum target bonus or less than the low target bonus.

For 2009, target bonuses were allocated across the Company-level objective, subsidiary-level objective, personal objectives and the discretionary component as follows, expressed as a percentage of each NEO’s base salary:

	Company-Level	Subsidiary-Level	Personal	Discretionary
	Objective	Objective	Objectives	Component	Total

Edward J. Wehmer	49.00%	—	17.50%	3.50%	70.00%
David A. Dykstra	45.50%	—	16.25%	3.25%	65.00%
David L. Stoehr	42.00%	—	15.00%	3.00%	60.00%
Richard B. Murphy	45.50%	—	16.25%	3.25%	65.00%
John S. Fleshood	21.00%	27.00%	9.00%	3.00%	60.00%

The company-level objective was to achieve consolidated net income of $49.5 million for 2009. Accordingly, based on goals approved by the Committee, our NEOs were eligible to receive the maximum, target or threshold bonus award allocated to the company-level objective:

Performance-Weighting
Wintrust 2009 Consolidated	of Company-Level
Net Income	Bonus Award

Greater than $64.1 million	Maximum
$49.5 million to $64.0 million	Target
$36.3 million to $49.4 million	Threshold
Less than $36.2 million	None

Wintrust’s consolidated net income for the year ended December 31, 2009 was $73.1 million. Accordingly, all of our NEOs exceeded the company-level objective.

The subsidiary-level objective for Mr. Fleshood was based on attaining net income objectives at subsidiaries for which he served as Market Head. Mr. Fleshood did meet his subsidiary-level objective.

Each of our NEOs was eligible to earn a portion of his target bonus award based on satisfaction of certain personal objectives. For the 5% target bonus award allocated to the discretionary factor, the Committee determined that each of our NEOs was eligible to receive 100% of his discretionary bonus.

The Committee determined that both the company-level and subsidiary level objectives were fully achieved in 2009 by all NEOs and, accordingly, determined to pay the relevant bonuses thereon. The Committee also determined that our NEOs met some personal and discretionary bonus components. Once the total eligible bonus was determined, the Committee made a final discretionary adjustment in determining the actual bonus payments to our NEOs based on the recommendation of our chief executive officer (other than for the chief executive officer).

The following table sets forth the total eligible bonus amounts and bonuses paid to each of our NEOs. As a result of our participation in the Capital Purchase Program portion of TARP, we may not pay any bonus, retention award or incentive compensation other than restricted stock awards that do not account for more than one-third of an executive’s total annual compensation to any of our NEOs or the ten next most highly-compensated employees. Accordingly, the Compensation Committee determined to pay bonuses in the form of restricted stock units with a grant date of January 28, 2010 and a vesting date on the second anniversary of the date of grant.

	Total Eligible	Total
Named Executive Officer	Bonus	Bonus Paid

Edward J. Wehmer	$924,000	$750,000
David A. Dykstra	594,000	575,000
David L. Stoehr	214,214	165,000
Richard B. Murphy	311,813	225,000
John S. Fleshood	167,706	40,000

Long-Term Incentive Compensation.  As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and shareholders. Long-term incentive compensation may consist of stock options, RSUs and awards under the CIRP in such proportions as the Committee determines, which determinations are based on achievement of certain levels of return on tangible equity. The Committee was unable to make awards under the stock option plan or the CIRP in 2009 because of restrictions imposed by TARP.

The Committee determines equity-based awards in conjunction with its determination of cash bonus awards, described above, to ensure a balance of cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices of the other companies in the group selected by our compensation consultant. The Committee strives to equally balance cash and equity bonuses. However, the Committee has been unable in the recent past to achieve this desired balance because of insufficient amounts of equity available under the 2007 Plan. The Committee will continue its efforts to achieve the desired balance to the extent possible.

Stock options granted under the 2007 Plan may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment, however, in recent years, the Committee has issued awards vesting based on passage of time and continued employment. Except in limited circumstances, under the 2007 Plan no stock option may become fully exercisable until the third anniversary of the award and, to the extent that such an award provides for vesting in installments, such vesting shall occur ratably on the anniversaries of the grant date. Options granted under the 2007 Plan have a seven-year term and options granted under Wintrust’s 1997 Stock Incentive Plan (the “1997 Plan”) have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the 2007 Plan terms.

In determining the portion of long-term incentive pay that should be composed of stock options, the Committee considers the fact that stock options are the most effective at aligning NEO and shareholder interests, but may result in greater dilution to shareholders for a given award value.

Restricted stock units (“RSUs”) convert into shares of our common stock if the recipient is still employed by us on the date that specified restrictions lapse. Restricted stock units granted under the incentive plans may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. The Committee has granted RSUs that vest on the basis of the passage of time and continued employment with vesting periods ranging up to five years. Recipients of RSUs may not vote the units in shareholder votes, but once their RSUs vest, may in some circumstances receive payments equal to the amount of dividends that would be paid on an equivalent number of shares of common stock.

In determining the portion of long-term incentive pay that should be composed of RSUs, the Committee considers the fact that RSUs help facilitate executive stock ownership, and, compared to other forms of long-term incentives, provide a higher level of retention value.

Cash Incentive and Retention Plan.  The Cash Incentive and Retention Plan, or the CIRP, allows us to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment. The performance criteria established by the Committee must relate to one or more of the criteria specified in the Plan, which include: earnings, earnings growth, revenues, stock price, return on assets, return on equity, improvement of financial ratings, achievement of balance sheet or income statement objectives and expenses. These criteria may relate to the Company, a particular line of business or a specific subsidiary of the Company.

Awards under the CIRP are an important component of our long-term incentive payments, as they result in less dilution to shareholders than stock options and RSUs, and may be used when the availability of stock options and RSUs is limited.

In 2008, the Company made awards under the CIRP to Mr. Wehmer and Mr. Dykstra with respect to the 2008-2012 performance cycle. Under the terms of their awards, Mr. Wehmer and Mr. Dykstra are eligible to receive target awards of $215,000 and $195,000, respectively, based on the achievement of cumulative earnings per share over the five-year performance cycle. Mr. Wehmer’s award also includes a minimum payment equal to Mr. Wehmer’s vested percentage of his target award multiplied by 100% plus the 91-day Treasury bill rate for the period from January 1, 2008 through December 31, 2012, or if earlier, the date as of which the minimum payment amount is being determined. Mr. Wehmer annually vests in 20%. The cumulative earnings per share performance targets for the 2008-2012 performance cycle are set forth in the following table:

Cumulative Earnings Per Share Performance Grid (2008-2012 Performance Cycle)
Compound Annual	Cumulative Earnings	Multiple of Target	Multiple of Target
Growth Rate Range	per Share	Award (Mr. Wehmer)	Award (Mr. Dykstra)

20.0% or greater	$20.00 or greater	240%	300%
17.5% - 19.99%	$18.65 - $19.99	210%	260%
15.0% - 17.49%	$17.37 - $18.64	180%	220%
12.5% - 14.99%	$16.17 - $17.36	140%	180%
10.0% - 12.49%	$15.04 - $16.16	110%	140%
7.5% - 9.99%	$13.99 - $15.03	(1)	110%
5.0% - 7.49%	$13.00 - $13.98	(1)	70%
<5.0%	<$13.00	(1)	0%

(1)	Mr. Wehmer’s award in the event the Company’s achievement of a compound annual growth rate and cumulative earnings per share of less than 10.00% and $15.04, respectively, is equal to Mr. Wehmer’s vested target award multiplied by 100% plus the compound annual interest rate based on the 91-day Treasury bill as in effect from January 1, 2008 through the date on which the payout amount is being determined.

Under the terms of Mr. Wehmer’s and Mr. Dykstra’s CIRP award agreements, each are entitled to certain payments in the event of termination of employment or a change in control. See the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement for further information regarding these payments.

Perquisites and Other Benefits.  Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2009, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability.

We provide these perquisites because many companies in the peer group provide such perquisites to their named executive officers and it is therefore necessary for retention and recruitment purposes that we do the same.

The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximize the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2009 are included in column (i) of the “Summary Compensation Table” below.

Post-Termination Compensation

We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of severance if the officer’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements) of the Company. As discussed below, however, such severance payments are prohibited under the EESA and therefore will not be made during any period in which any obligation arising from financial assistance under TARP remains outstanding. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2009, is found under the heading “Potential Payments upon Termination or Change of Control” on page 36 of this Proxy Statement.

The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Additional Compensation Policies

Clawback Policy.  The compensation restrictions that are applicable to us as a result of our participation in TARP provide that bonus and incentive compensation paid to the NEOs during the period the Treasury maintains an equity interest in the Company are subject to recovery by Wintrust if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric. We have adopted a clawback policy as required under our agreements with the Treasury. The EESA expanded this clawback provision to cover the next 20 most highly compensated employees, and provides for recovery of any bonus, retention award, or incentive compensation based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

Impact of Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s chief executive officer or other NEOs (other than the chief financial officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. As a result of our participation in TARP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per named executive officer with respect to any taxable year during which the Treasury retains its investment in the Company.

When our Board of Directors determined to participate in the TARP Program, it was aware of, factored into its analysis and agreed to the potential increased after-tax cost of our executive compensation program that would arise because of the TARP Program’s $500,000 deduction limitation. As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

Policy Regarding Excessive or Luxury Expenditures.  Pursuant to the EESA, our Board has adopted a policy designed to eliminate or prevent any excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. A copy of this policy is available on our website, www.wintrust.com.

Practices Regarding the Grant of Options.  The Company has followed a practice of making a majority of all option grants to its NEOs on a single date each year and intends to have a practice of generally making all option grants to its NEOs on a single date each year, its regularly scheduled meeting in January. The January meeting date has historically occurred within two weeks following the issuance of the news release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retained the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Company does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

All equity awards made to our NEOs, or any of our other employees or Directors (except for payment of director fees under the Company’s Directors Deferred Fee and Stock Plan), are made pursuant to our 2007 Plan. As noted above, all options under the 2007 Plan were granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. Although, for days on which the Nasdaq National Market is closed, we set exercise prices based on the prior day’s stock price, we do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the Incentive Plans permit delegation of the Committee’s authority to grant options in certain circumstances, all grants to NEOs were made by the Committee itself or the full Board and not pursuant to delegated authority.

Prohibition on Hedging and Short Selling.  The Company’s executive officers and Directors are prohibited from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Stock Ownership Policy.  We strongly encourage our executive officers to acquire and own our common shares, but have not adopted a formal written policy on share ownership requirements of our executive officers. We seek to deliver a significant portion of each executive’s compensation in the form of long-term incentives. Such awards, including stock options and restricted stock units that are subject to multi-year vesting requirements, ensure that our executive officers hold a significant portion of their compensation in Wintrust securities. However, insufficient amounts of equity available under the 2007 Plan have prevented the Committee from reaching this goal despite its efforts to do so. The Committee will continue to strive to achieve this goal in the future. For our directors, our corporate governance guidelines provide that Directors should own, within three years of becoming a Director, shares having a value of at least three times the annual retainer fee paid to Directors. Each of our Directors is currently in compliance with these share ownership guidelines.

Additional Factors Affecting Compensation

Participation in the U.S. Department of the Treasury’s Capital Purchase Program

In December 2008, we became a participant in the Capital Purchase Program portion of the United States Department of the Treasury’s Troubled Assets Relief Program, or TARP. As a result, we are subject to certain compensation requirements under the Emergency Economic Stabilization Act of 2008, as amended, and regulations issued by Treasury thereunder (EESA). EESA imposes a number of restrictions affecting our five most highly-compensated senior executive officers, which are the same as our NEOs, and certain of our next most highly compensated employees. The restrictions include the following:

•	we may not pay any bonus, retention award or incentive compensation, other than restricted stock awards that do not account for more than one-third of an executive’s total annual compensation, to any of our NEOs or the ten next most highly-compensated employees;

•	we may not make any severance or change of control payments to any of our NEOs or any of the five next most highly-compensated employees, except for services performed and benefits accrued;

•	we must structure executive compensation to exclude incentives for our NEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	we must limit the size of any deduction for compensation expenses that we claim under Section 162(m) of the Internal Revenue Code to $500,000 annually per NEO;

•	we are prohibited from making tax gross-up payments to our NEOs and our next twenty most highly compensated employees, except for payments made pursuant to tax equalization agreements;

•	we are required to maintain a policy requiring us to recover any bonus or incentive compensation paid to our NEOs or next twenty most highly compensated employees based on statements of earnings, gains or other performance criteria that are later proven to be materially inaccurate, which we refer to as a clawback policy;

•	we must adopt a company-wide policy regarding excessive or luxury expenditures; and

•	we are required to provide our shareholders an annual non-binding vote on our executive compensation program.

The EESA also prohibits the use of any compensation plan that would encourage the manipulation of our reported earnings to enhance employee compensation, and requires that our chief executive officer and chief financial officer provide annual certifications of our compliance with these provisions. It also requires us to provide annual disclosure to Treasury and the Federal Reserve regarding perquisites paid by the Company.

In compliance with Treasury regulations, the Compensation Committee met with the Company’s senior risk officers in March and December 2009 to conduct risk assessments related to the Company’s senior executive officer compensation plans and its other employee compensation plans. As discussed in the Compensation Committee Report set forth following this Compensation Discussion and Analysis section, in each case the Committee concluded that the Company’s incentive plans do not encourage our senior executive officers or employees to take unnecessary and excessive risks that threaten the value of the Company, that the Company’s employee compensation plans do not encourage unnecessary risks, that there was no need to eliminate features of plans encouraging earnings manipulation, and, more generally, that no changes to the plans are required for these purposes.

These restrictions have affected our compensation program for executive officers. As described above, our compensation philosophy is to provide executives with a significant component of performance-based pay and long-term incentive compensation. However, our ability to do so is limited, particularly by restrictions placed by EESA upon the proportion of the compensation of an NEO (and the next ten most highly compensated employees) which may be paid as bonus or incentive compensation. To cope with this these restrictions, the Company has increased the fixed portion of affected employees’ compensation. However, given Treasury’s ability to make further changes and issue other regulations pertaining to us, the Committee will require the flexibility to make additional changes to the Company’s compensation program to account for such changes, to ensure that we continue to meet our compensation philosophies objectives.

Economic Uncertainty

The recent economic downturn and its effects on the Company and the financial system will make it difficult for the Committee to set appropriate company and individual performance criteria for compensation purposes. Additionally, continued economic volatility, and its effects on our Company’s stock price, may cause the value of stock options and restricted stock units that we have awarded to our NEOs to fall below levels that the Committee deems necessary to provide appropriate performance and retention incentives for such officers. Accordingly, our Compensation Committee will continue to exercise discretion in determining compensation for our NEOs to ensure that we continue to meet our compensation philosophies and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Wintrust Financial Corporation oversees Wintrust Financial Corporation’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Proxy Statement to be filed in connection with the Company’s 2010 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Risk Review

In compliance with Treasury regulations, the Compensation Committee met with the Company’s senior risk officers in March and December 2009 to conduct risk assessments related to the Company’s senior executive officer compensation plans and its other employee compensation plans. These assessments focused on three issues: (1) whether the compensation for the senior executive officers of the Company encourages them to take unnecessary and excessive risks that threaten the value of the Company; (2) whether the Company’s employee compensation plans pose unnecessary risks to the Company; and (3) whether there was any need to eliminate any features of these plans to the extent that they encouraged the manipulation of reported earnings of the Company to enhance the compensation of any employee.

In connection with these review, the Company’s chief risk officer, its Executive Vice President — Risk Management, met with the Committee to discuss the material features of the compensation plans of the Company’s senior risk officers and the Company’s employees generally, all in the context of risks presented by each to the Company. Among other things, the Company reviewed plans providing for fixed and variable compensation, including commissions compensation arrangements applicable to employees of the Wayne Hummer Companies and Wintrust Mortgage Company.

For each of the incentive plans reviewed, the Committee considered, among other things, how the level and structure of compensation compares to the peer group, if there is an appropriate balance between fixed and variable pay, the selection of performance criteria and the relationship between those criteria and the payouts. Based on this review and analysis and input from the Company’s senior risk officers, the Committee concluded that the Company’s incentive plans do not encourage our senior executive officers or employees to take unnecessary and excessive risks that threaten the value of the Company, that the Company’s employee compensation plans do not encourage unnecessary risks, that there was no need to eliminate features of plans encouraging earnings manipulation, and, more generally, that no changes to the plans are required for these purposes.

Senior Executive Officer Compensation Plans

The Committee and the senior risk officers reviewed the operation of the Company’s 2009 executive compensation program, including the annual bonus program, the long-term incentive compensation program and the CIRP. Following its review, the Committee and the senior risk officers concluded that the SEO compensation plans do not encourage unnecessary and excessive risk-taking that threatens the value of the Company or the manipulation of reported earnings. In making the foregoing determination, the Committee and senior risk officers considered the following:

•	Balance between fixed and incentive compensation. As a result of a review undertaken by the Committee in previous years, the 2009 compensation program was revised to increase the long-term incentive portion of executive compensation and place a greater emphasis on pay-for-performance. Even with such greater emphasis, the Committee seeks to achieve a balance between fixed, short-term and long-term compensation such that no single component creates an incentive for the executive to jeopardize the other components by taking unnecessary risks. For this reason the Committee determined that the balance between fixed and long-term incentive compensation creates disincentives to executives to take on unnecessary risks in order to achieve short-term results.

•	Performance criteria. The Committee uses return on tangible equity as compared to budget as the primary performance criteria for its long-term incentive compensation program, net earnings for its annual bonus program and growth in earnings per share over time for the CIRP. These and other criteria used were reviewed and recommended by the Committee’s expert executive compensation consultants, Towers Perrin. The Committee believes that this combination of criteria creates disincentives to executives to take on unnecessary risks in order to achieve short term results, as such actions could negatively impact the ability of the Company to reach the criteria set forth for grants made under the long-term incentive program.

•	Discretionary portion of incentive compensation. The Committee retains complete negative discretion with respect to incentive compensation, despite the achievement of goals, if a determination is made that the goals were achieved outside of the framework of the guidelines, or if a determination is made that while the goals were achieved, the performance fell short of that required for an incentive award. In the past, the Committee has exercised this discretion when, in its view, overall Company performance has not met expectations. One other reason for such a downward adjustment could be the determination that a goal was achieved primarily due to unnecessary and excessive risk-taking rather than core, prudent undertakings.

•	Limited use of incentive compensation in 2009. The Committee determined that despite the limited ability to use equity as compensation during 2009 due to the restrictions under the TARP program, the overall level of stock ownership among the SEOs was sufficient such that the limitations did not impact its analysis.

Based upon these factors and the ability of the Committee to use its discretion to reduce actual incentive payments, the Committee concluded that the SEO compensation plans do not create an incentive for senior executive officers to take excessive risks.

Employee Compensation Plans

In addition to the compensation plans for the SEOs, the Company maintains various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder and some for which the amounts to be paid thereunder is based on a formula, or a combination of these approaches. Each of these plans was reviewed by the Committee as described above. As a result of this review, it was determined that risk management oversight, internal control processes, governance procedures currently in place and the discretionary nature of many of the compensation plans collectively served to ensure that the compensation plans do not encourage excessive risk-taking activities or the manipulation of earnings.

Certification

The Compensation Committee certifies that (1) it has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee. The foregoing review and report of the Committee’s risk review sets forth the Compensation Committee’s (1) description of each senior executive officer compensation plan and explanation of how each senior executive officer compensation plan does not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company, (2) identification of the employee compensation plans and explanation of how any unnecessary risks posed by the plans have been limited, and (3) explanation of how the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

COMPENSATION COMMITTEE

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
BRUCE K. CROWTHER	CHARLES H. JAMES III

2009 SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2009, 2008 and 2007. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified	All
				Stock	Option	Plan	Deferred	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)	($)(5)	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Edward J. Wehmer	2009	900,000	—	50,000	—	43,236	—	22,946	1,016,182
President & Chief	2008	791,667	—	—	102,431	44,841	—	17,350	956,289
Executive Officer	2007	697,917	—	—	—	—	—	29,144	727,061
David A. Dykstra	2009	675,000	—	37,500	—	—	—	20,177	732,677
Senior Executive Vice	2008	592,500	—	—	91,050	—	—	20,217	703,767
President & Chief Operating Officer	2007	508,333	—	—	—	—	—	19,140	527,473
David L. Stoehr	2009	315,000	—	—	—	—	—	7,798	322,798
Executive Vice	2008	248,333	47,000	21,985	—	—	—	12,305	329,623
President & Chief Financial Officer	2007	228,333	33,000	76,074	—	—	—	11,599	349,006
Richard B. Murphy	2009	413,750	—	—	—	—	—	7,174	420,924
Executive Vice	2008	363,750	50,000	29,985	73,978	—	—	3,912	521,625
President & Chief Credit Officer	2007	313,250	45,000	1,032,985	—	—	—	3,334	1,394,569
John S. Fleshood	2009	292,750	—	—	—	—	—	13,627	306,377
Executive Vice	2008	274,750	30,000	35,011	—	—	—	12,623	352,384
President — Risk Management	2007	274,417	—	28,013	—	—	—	12,360	314,790

(1)	As required by TARP, all 2009 bonuses for NEOs were paid exclusively in restricted stock. Because such payments were made in January 2010 pursuant to Section 111(b)(3)(D) of the EESA, they do not appear in the Summary Compensation Table. Amounts awarded for 2009 performance include: Wehmer — $750,000, Dykstra — $575,000, Stoehr — $165,000, Murphy — $225,000 and Fleshood — $40,000.

(2)	The amounts shown in this column constitute restricted stock units or salary share stock units granted under the 2007 Plan and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The aggregate grant date fair value of the restricted stock unit or salary share stock unit awards represents the average of the high and low sale prices of the Company’s common stock on the date of grant, as reported by Nasdaq, multiplied by the number of restricted stock units or salary share stock unit granted to the named executive officers. The 2009 amounts relate to salary share stock unit awards and the 2008 and 2007 amounts relate to restricted stock unit awards.

(3)	The amounts shown in this column constitute options granted under the 2007 Plan. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The accounting policy and assumptions for stock-based compensation are described in Notes 1 and 19 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	The amount shown for Mr. Wehmer represents Mr. Wehmer’s vested interest in the minimum payment amount under the Company’s Cash Incentive and Retention Plan. Please see the “Compensation Discussion & Analysis” and “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement for further information regarding this Award.

(5)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2009, 2008 and 2007.

			Club
		Corporate	Memberships	Life	Supplemental
		Automobile	Not Exclusively	Insurance	Long-Term
		Usage	for Business Use	Premiums	Disability	Total
Named Executive Officer	Year	($)	($)	($)	($)	($)

Edward J. Wehmer	2009	6,814	7,612	7,438	1,082	22,946
	2008	6,906	6,976	2,299	1,169	17,350
	2007	8,228	16,800	2,714	1,402	29,144
David A. Dykstra	2009	17,623	—	2,554	—	20,177
	2008	19,024	—	1,193	—	20,217
	2007	17,869	—	1,271	—	19,140
David L. Stoehr	2009	5,991	—	1,807	—	7,798
	2008	9,411	2,113	781	—	12,305
	2007	8,164	2,700	735	—	11,599
Richard B. Murphy	2009	1,778	2,143	3,253	—	7,174
	2008	1,367	1,476	1,069	—	3,912
	2007	1,282	1,026	1,026	—	3,334
John S. Fleshood	2009	12,000	—	1,627	—	13,627
	2008	12,000	—	623	—	12,623
	2007	12,000	—	360	—	12,360

2009 GRANTS OF PLAN-BASED AWARDS

									All	All		Grant
									Other	Other		Date
									Stock	Option		Fair
									Awards:	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock and
			Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Option
			Plan Awards			Awards			Stock or	Underlying	Option	Awards
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	($/Sh)
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Edward J. Wehmer	8/31/09	8/14/09	—	—	—	—	—	—	602	—	—	16,667
	9/15/09	8/14/09	—	—	—	—	—	—	155	—	—	4,167
	9/30/09	8/14/09	—	—	—	—	—	—	150	—	—	4,167
	10/15/09	8/14/09	—	—	—	—	—	—	131	—	—	4,167
	10/31/09	8/14/09	—	—	—	—	—	—	146	—	—	4,167
	11/15/09	8/14/09	—	—	—	—	—	—	156	—	—	4,167
	11/30/09	8/14/09	—	—	—	—	—	—	163	—	—	4,167
	12/15/09	8/14/09	—	—	—	—	—	—	146	—	—	4,167
	12/31/09	8/14/09	—	—	—	—	—	—	135	—	—	4,167
David A. Dykstra	8/31/09	8/14/09	—	—	—	—	—	—	451	—	—	12,500
	9/15/09	8/14/09	—	—	—	—	—	—	117	—	—	3,125
	9/30/09	8/14/09	—	—	—	—	—	—	113	—	—	3,125
	10/15/09	8/14/09	—	—	—	—	—	—	98	—	—	3,125
	10/31/09	8/14/09	—	—	—	—	—	—	109	—	—	3,125
	11/15/09	8/14/09	—	—	—	—	—	—	117	—	—	3,125
	11/30/09	8/14/09	—	—	—	—	—	—	122	—	—	3,125
	12/15/09	8/14/09	—	—	—	—	—	—	109	—	—	3,125
	12/31/09	8/14/09	—	—	—	—	—	—	102	—	—	3,125
David L. Stoehr	—	—	—	—	—	—	—	—	—	—	—	—
Richard B. Murphy	—	—	—	—	—	—	—	—	—	—	—	—
John S. Fleshood	—	—	—	—	—	—	—	—	—	—	—	—

(1)	This column shows the number of salary share stock units granted to the named executive officers in 2009. The salary share stock units were granted based upon annualized salary share values of $100,000 and $75,000, respectively, for Mr. Wehmer and Mr. Dykstra. The awards were made under the 2007 Plan.

(2)	The aggregate grant date fair value of the salary share stock unit awards represents the average of the high and low sale prices of the Company’s common stock on the date of grant, as reported by Nasdaq, multiplied by the number of salary share stock units granted to the named executive officers.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information for each named executive officer with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2009 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2009.

	Options Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive					Awards:	Value of
			Plan			Number of	Market	Number of	Unearned
	Number of	Number of	Awards:			Shares or	Value of	Unearned	Shares,
	Securities	Securities	Number of			Units of	Shares or	Shares,	Units or
	Underlying	Underlying	Securities			Stock	Units of	Units or	Other
	Unexercised	Unexercised	Underlying			That	Stock	Other	Rights
	Options	Options	Unexercised	Option	Option	Have Not	That	Rights That	That
	(#)(1)	(#)	Unearned	Exercise	Expiration	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	(#) (2)	Vested	Vested	Vested
(a)	(b)	(c)	(#)(d)	($)(e)	(f)	(g)	($)(h)	(#)(i)	($)(j)

Edward J. Wehmer	180,000	—	—	18.81	1/22/12	10,000	307,900	—	—
	50,000	—	—	45.46	12/22/13	45,000	1,385,550	—	—
	1,800	7,200	—	33.06	1/24/15	5,000	153,950	—	—
David A. Dykstra	21,000	—	—	18.81	1/22/12	7,000	215,530	—	—
	15,000	—	—	45.46	12/22/13	35,000	1,077,650	—	—
	48,000	12,000	—	54.92	1/25/15	—	—	—	—
	1,600	6,400	—	33.06	1/24/15	—	—	—	—
David L. Stoehr	12,750	—	—	18.81	1/22/12	333	10,253	—	—
	10,000	—	—	30.57	10/24/12	—	—	—	—
	1,000	—	—	45.46	12/22/13	—	—	—	—
Richard B. Murphy	4,999	—	—	18.81	1/22/12	1,000	30,790	—	—
	42,000	—	—	43.20	10/30/13	15,000	461,850	—	—
	1,000	—	—	45.46	12/22/13	—	—	—	—
	1,300	5,200	—	33.06	1/24/15	—	—	—	—
John S. Fleshood	16,000	4,000	—	50.60	8/15/15	—	—	—	—

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding non-equity incentive plan options:

Name	Award Type	1/24/10	1/25/10	8/15/10	1/24/11	1/24/12	1/24/13

Edward J. Wehmer	Stock Options	1,800	—	—	1,800	1,800	1,800
David A. Dykstra	Stock Options	1,600	12,000	—	1,600	1,600	1,600
David L. Stoehr	Stock Options	—	—	—	—	—	—
Richard B. Murphy	Stock Options	1,300	—	—	1,300	1,300	1,300
John S. Fleshood	Stock Options	—	—	4,000	—	—	—

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding shares of restricted stock units:

Name	Award Type	1/25/10	1/26/10	3/17/10	7/25/10	7/25/11	7/25/12

Edward J. Wehmer	Restricted Stock Units	10,000	5,000	45,000	—	—	—

David A. Dykstra	Restricted Stock Units	7,000	35,000	—	—	—	—
David L. Stoehr	Restricted Stock Units	333	—	—	—	—	—
Richard B. Murphy	Restricted Stock Units	1,000	—	—	5,000	5,000	5,000
John S. Fleshood	Restricted Stock Units	—	—	—	—	—	—

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information for each named executive officer with respect to exercises of stock options and the vesting of stock awards during 2009, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired on Vesting	Vesting
Name	Exercise (#)	Exercise (1)($)	(2)(#)	(3)($)
(a)	(b)	(c)	(d)	(e)

Edward J. Wehmer	22,000	339,717	11,784	178,050
David A. Dykstra	16,000	287,467	8,338	127,135
David L. Stoehr	—	—	999	12,792
Richard B. Murphy	8,800	135,886	6,907	105,044
John S. Fleshood	—	—	1,059	13,560

(1)	The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the market price of the common stock on the date of exercise, multiplied by the number of shares of the common stock covered by the stock options exercised by the named executive officer.

(2)	Represents the vesting of restricted stock units under the Company’s 1997 Plan and 2007 Plan and the award of fully vested salary share stock units under the Company’s 2007 Plan.

(3)	The value realized on the vesting of restricted stock units and salary share stock units represents the average of the high and low market price of the common stock on the date of vesting, as reported by Nasdaq, multiplied by the number of restricted stock units or salary share stock units, as applicable, that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As noted under “Compensation Discussion and Analysis — Post-Termination Compensation” on page 28 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2009, the last day of our most recent fiscal year.

As a result of our participation in TARP, we may not make any of the severance payments described below, except for services performed and benefits accrued, during the period in which any obligation arising from financial assistance under TARP remains outstanding. If we elect to repay all of the assistance we received under TARP, our obligations to make severance payments under the circumstances described below will resume.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•	The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO duties and responsibilities, (ii) in the case of Messrs. Wehmer, Dykstra and Murphy, reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of Wintrust’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity, or (iii) reduce the NEO’s total adjusted compensation to an amount less than (x) 75% of his total compensation for the prior 12 months or (y) 75% of his total compensation for the 12 months preceding the date of such NEO’s employment agreement.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include noncompete and nonsolicit provisions and nondisparagement and confidentiality provisions that would apply for three years following such NEO’s termination of employment.

Payment Obligations for Termination with Cause

If a NEO is terminated for Cause, he is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave;

•	earned but unpaid annual incentive compensation; and

•	reimbursements.

Payment Obligations Upon Death or Permanent Disability

In the event of death or permanent disability of a NEO, in addition to the items above:

•	he will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii), in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he will immediately vest in all outstanding awards under the Incentive Plans.

Additionally, in the event of termination due to permanent disability:

•	Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•	Messrs. Stoehr and Fleshood will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause

In the event of constructive termination or termination without cause of a NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that (1) the payment described in the first bullet point under Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period, (2) outstanding option awards under the Incentive Plans will not immediately vest but rather will remain exercisable until the earlier of three months or the life of the award and outstanding RSU awards will immediately vest, except for certain awards to Messrs. Wehmer and Dykstra, for whom vesting will occur, but payment will be delayed until they are no longer subject to Section 162(m) of the Code and (3) such NEO and his dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change of Control

In the event of the constructive termination (with the 75% payment thresholds in such definition increased to 100%) or termination without cause of a NEO within eighteen months of a change of control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for

Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. If, in the case of Messrs. Stoehr and Fleshood, such payment may be subject to reduction to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code). Additionally, a NEO will be entitled to:

•	in the case of Messrs. Wehmer, Dykstra and Murphy, an additional cash payment equal to an amount that would offset any excise taxes charged to the NEO as a result of the receipt of any change of control payment and such offset payment, within 30 days of the determination that such excise tax is due; and

•	pursuant to our Incentive Plans, immediate vesting and lapsing of restrictions on all outstanding awards.

“Change of control” is defined in the NEOs’ employment agreements by reference to the 2007 Plan, which defines change of control as any of the following events:

•	if any person acquires 50% or more of the Company’s outstanding common stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company); or

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board; or

•	the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Payment Obligations Under the Cash Incentive and Retention Plan

In 2008, the Company made awards under the CIRP to Mr. Wehmer and Mr. Dykstra with respect to the 2008-2012 performance cycle. Under the terms of their awards, Mr. Wehmer and Mr. Dykstra are entitled to certain payments upon various termination scenarios and a change in control of the Company.

Under the terms of Mr. Wehmer’s CIRP award agreement, he is entitled to a prorated CIRP award in the event of termination of his employment during the performance cycle as a result of disability or death. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by Mr. Wehmer’s vested percentage in the award. In the event of Mr. Wehmer’s termination not for cause, resignation from the Company or retirement, Mr. Wehmer is entitled to an amount equal to his minimum CIRP award. Mr. Wehmer’s minimum CIRP award is equal to Mr. Wehmer’s vested percentage of his target award multiplied by 100% plus the 91-day Treasury bill rate for the period from January 1, 2008 through December 31, 2012, or if earlier, the date as of which the minimum CIRP award is being determined. In the event of Mr. Wehmer’s termination due to retirement, Mr. Wehmer is also entitled to an additional amount equal to the amount of the CIRP award that Mr. Wehmer would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Mr. Wehmer is not entitled to any award under the CIRP in the event of his termination for cause. Mr. Wehmer annually vests in 20% increments.

Under the terms of Mr. Dykstra’s CIRP award agreement, he is entitled to a prorated CIRP award in the event of termination of his employment during the performance cycle as a result of disability, death, termination not for cause or resignation. The prorated award is determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which termination occurs multiplied by Mr. Dykstra’s vested percentage in the award. In the event of Mr. Dykstra’s termination due to retirement, Mr. Dykstra is entitled to a prorated award as well as an additional amount equal to the amount of the CIRP award that Mr. Dykstra would have earned at the end of the five-year performance cycle based on the Company’s actual performance multiplied by his vested percentage in the award. Mr. Dykstra is not entitled to any award under the CIRP in the event of his termination for cause. Mr. Dykstra annually vests in 20% increments.

In the event of a change in control of the Company, each of Mr. Wehmer and Mr. Dykstra are entitled to an award equal to an amount determined based on the Company’s compound annual growth rate of earnings per share through the year that coincides with or immediately precedes the date on which the change in control occurs.

The table below shows potential payments to the NEOs if terminated upon death or permanent disability, for Constructive Termination or without Cause and in connection with a Change in Control. The amounts shown assume that termination was effective as of December 31, 2009, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive’s termination. In addition, as a result of our participation in TARP, we may not make any severance payment to our NEOs in connection with their departure from the Company for any reason during the period that the Treasury Department holds a debt or equity interest in our Company.

				Constructive
				Termination or
				Termination
			Permanent	Without	Change in
Name	Type of Payment	Death	Disability	Cause	Control

Edward J. Wehmer(3)(4)	Payment equal to 3x(i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	$6,905,365	$6,905,365	$6,905,365	$6,905,365
	Vesting of outstanding awards	2,152,258	2,152,258	2,152,258	2,152,258
	Health insurance benefits(2)	—	207,502	207,502	207,502
	Less life insurance proceeds paid to executive by third party(6)	(2,700,000)	(540,000)	—	—

	TOTAL	6,357,623	8,725,125	9,265,125	9,265,125

David A. Dykstra(3)(4)	Payment equal to 3x(i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	3,712,500	3,712,500	3,712,500	3,712,500
	Vesting of outstanding awards	1,293,180	1,293,180	1,293,180	1,293,180
	Health insurance benefits(2)	—	98,735	98,735	98,735
	Less life insurance proceeds paid to executive by third party(6)	(2,700,000)	(540,000)	—	—

	TOTAL	2,305,680	4,564,415	5,104,415	5,104,415

David L. Stoehr(3)(5)	Payment equal to 3x(i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	776,785	776,785	776,785	776,785
	Vesting of outstanding awards	10,253	10,253	10,253	10,253
	Health insurance benefits(2)	—	52,529	52,529	52,529
	Less life insurance proceeds paid to executive by third party(6)	(787,038)	(540,000)	—	—

	TOTAL	—	299,567	839,567	839,567

Richard B. Murphy(3)(4)	Payment equal to 3x(i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	3,072,762	3,072,762	3,072,762	3,072,762
	Vesting of outstanding awards	526,474	526,474	526,474	526,474
	Health insurance benefits(2)	—	318,557	318,557	318,557
	Less life insurance proceeds paid to executive by third party(6)	(2,227,500)	(540,000)	—	—

	TOTAL	1,371,736	3,377,793	3,917,793	3,917,793

John S. Fleshood(3)(5)	Payment equal to 3x(i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	883,659	883,659	883,659	883,659
	Vesting of outstanding awards	—	—	—	—
	Health insurance benefits(2)	—	52,529	52,529	52,529
	Less life insurance proceeds paid to executive by third party(6)	(883,659)	(540,000)	—	—

	TOTAL	—	396,188	936,188	936,188

(1)	Based on base salary at December 31, 2009 and target cash and stock bonus awards for 2009.

(2)	Based on premium costs as of December 31, 2009.

(3)	In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, earned but unpaid annual incentive compensation and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2009.

(4)	The employment agreements for Messrs. Wehmer, Dykstra and Murphy provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then an additional cash payment would be made within 30 days of such determination that will place them in the same after-tax economic position that they would have enjoyed if the excise tax had not been applied to the payment. Assuming a payout occurred at December 31, 2009, the Company would have made additional cash payments to Mr. Wehmer in the amount of $1,938,685 and to Mr. Murphy in the amount of $946,682, and no payment to Mr. Dykstra (which payments include excise tax that would have been incurred for “excess parachute payments” to Mr. Wehmer and Mr. Murphy). The additional amounts payable to Mr. Wehmer and Mr. Murphy have been included in the table above.

(5)	The employment agreements for Messrs. Stoehr and Fleshood provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (“Reduced Payment”). This only applies if the sum of the potential payment and the amount of the excise tax payable would exceed the Reduced Payment. Assuming a payout occurred at December 31, 2009, no excise tax would have been incurred for “excess parachute payments.”

(6)	Based on payments to be paid by the Company as defined in insurance policies owned by the Company.

DIRECTOR COMPENSATION

The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board of Directors. To strengthen the alignment of interests between Directors and shareholders, the Board has adopted a minimum stock ownership guideline. Within three years of joining the Board, each Director should own common stock (or common stock equivalents) having a value of at least three times the annual retainer fee.

Compensation for Non-employee Directors

For their service to the Company, non-employee Directors are entitled to an annual retainer, attendance fees for Board and committee meetings, and a payment for service as a chairman of the Board or of certain committees. Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.

Retainer Fees.  The Company pays non-employee Directors an annual retainer of $30,000. As explained further below, this amount is paid in the Company’s common stock.

Attendance Fees.  Non-employee Directors receive $3,250 for each Board of Directors meeting they attend. For service on a committee of the Board of Directors, non-employee Directors receive an attendance fee of $1,700 per committee meeting, except for Audit Committee members, who receive a $2,000 attendance fee.

Chairmanships.  The Chairman of the Board, the Chair of the Risk Management Committee, the Chair of the Audit Committee, the Chair of the Compensation Committee, the Chair of the Nominating Committee and the Chair of the Finance Committee are entitled to an additional fee of $55,000, $35,000, $20,000, $10,000, $10,000 and $10,000, respectively.

Subsidiary Directorships.  Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz, Heitmann and Rademacher. See the description above under “Election of Directors” for additional biographical information.

Directors Deferred Fee and Stock Plan

The Directors Deferred Fee and Stock Plan (the “Director Plan”) is a program that allows non-employee Directors to receive their Director fees in either cash or common stock. This option does not apply to the retainer fee, which has been paid in common stock since January 2005. Under the Director Plan, Directors may also choose to defer the receipt of their Director fees. Each of these options is described in greater detail below.

Fees Paid in Stock.  As noted above, the retainer fee will be paid in shares of the Company’s common stock. A Director may also elect to receive any other fees in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year before January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to common stock received by a Director.

Deferral of Common Stock.  If a Director elects to defer receipt of shares of common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the common stock represented by the Units will be issued, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original issuance would have been made.

Deferral of Cash.  If a Director elects to defer receipt of Directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to this account as of the date such fees otherwise would be payable to the Director. All amounts credited to a Director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the amount in the deferred compensation account will be paid, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original payment would have been made.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2009.

				(e)
				Change
				in Pension
				Value and
	(b)			Nonqualified
	Fees	(c)	(d)	Deferred	(f)
	Earned or	Stock	Option	Compensation	All Other	(g)
(a)	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)

Allan E. Bulley, Jr.(4)	19,150	12,500	—	—	6,500	38,150
Peter D. Crist	—	130,000	—	—	8,621	138,621
Bruce K. Crowther	—	71,600	—	—	13,528	85,128
Joseph F. Damico	55,000	30,000	—	—	—	85,000
Bert A. Getz, Jr.	—	66,450	—	—	17,484	83,934
H. Patrick Hackett, Jr.	47,300	30,000	—	—	22,250	99,550
Scott K. Heitmann	38,300	30,000	—	—	29,650	97,950
Charles H. James III	48,500	30,000	—	—	—	78,500
Albin F. Moschner	—	87,900	—	—	1,057	88,957
Thomas J. Neis	—	64,000	—	—	10,328	74,328
Christopher J. Perry(5)	—	—	—	—	—	—
Hollis W. Rademacher	69,800	30,000	—	—	120,050	219,850
Ingrid S. Stafford	41,700	50,000	—	—	24,934	116,634

(1)	Includes fees paid in cash, both paid out and deferred, for services as Directors of the Company.

(2)	Includes fees paid in stock, both distributed and deferred, for services as Directors of the Company.

(3)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes interest earned on fees deferred in accordance with “Deferral of Cash” option described above and dividends earned on fees deferred in accordance with “Deferral of Common Stock” option described above. Total director fees paid to Mr. Rademacher for his services as a director of Company subsidiaries during 2009 were $120,050.

(4)	Mr. Bulley served as a Director until the 2009 Annual Meeting of Shareholders on May 28, 2009.

(5)	Mr. Perry was initially elected as a Director at the 2009 Annual Meeting of Shareholders on May 28, 2009. Mr. Perry requested that any director fees payable to him be paid directly to CIVC Partners, LP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of the common stock as of the Record Date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that beneficially own in excess of 5% of the common stock.

				Options &
	Amount of			Warrants	Total
	Common Shares	Restricted		Exercisable	Amount of
	Beneficially	Stock		Within	Beneficial	Total Percentage
	Owned (1)	Units (1)		60 Days (1)	Ownership (1)	Ownership (1)

Directors
Peter D. Crist	67,412	—		—	67,412	*
Bruce K. Crowther	14,879	—		—	14,879	*
Joseph F. Damico	9,304	—		—	9,304	*
Bert A. Getz, Jr.	20,602	—		—	20,602	*
H. Patrick Hackett, Jr.	22,590	—		—	22,590	*
Scott K. Heitmann	11,702	—		—	11,702	*
Charles H. James III	2,884	—		—	2,884	*
Albin F. Moschner(2)	38,613	—		—	38,613	*
Thomas J. Neis	14,761	—		—	14,761	*
Christopher J. Perry	35,750	—		—	35,750	*
Hollis W. Rademacher	93,001	—		—	93,001	*
Ingrid S. Stafford	13,995	—		—	13,995	*
Edward J. Wehmer(3)**	171,242	71,138	(10)	233,600	475,980	1.52%
Other Named Executive Officers
David A. Dykstra	111,347	51,206	(10)	134,200	296,753	*
John S. Fleshood	4,417	1,127	(11)	16,000	21,544	*
Richard B. Murphy	30,034	21,341	(10)	50,599	101,974	*
David L. Stoehr(4)	5,990	4,650	(11)	23,750	34,390	*
Total Existing Directors & Executive Officers (22 persons)(5)	756,511	171,520		557,080	1,485,111	4.68%
Other Significant Shareholders
Dimensional Fund Advisors LP(6)	1,914,260	—		—	1,914,260	7.92%
T. Rowe Price Associates, Inc.(7)	1,751,800	—		—	1,751,800	7.20%
BlackRock, Inc.(8)	2,218,218	—		—	2,218,218	9.18%
CIVC-WTFC LLC(9)	1,944,000	—		—	1,944,000	5.90%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	Of the shares beneficially owned by Mr. Moschner, 27,000 are pledged as security to a financial institution.

(3)	Of the shares beneficially owned by Mr. Wehmer, 60,000 are pledged as security to a financial institution.

(4)	Of the shares beneficially owned by Mr. Stoehr, 4,744 are pledged as security to a financial institution.

(5)	In addition to the pledged shares disclosed in footnotes 2-4, an additional 27,524 shares are pledged as security to a financial institution by an executive officer other than a NEO.

(6)	Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2010. According to this report, Dimensional Fund Advisors LP’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	Based on information obtained from Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2010. According to this report, T. Rowe Price Associates, Inc.’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. (“Price Associates”) has informed the Company via letter dated February 12, 2010 that these securities are owned by various individual and institutional investors. Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	Based on information obtained from Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. According to this report, BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(9)	CIVC Partners LLC owns 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, which are convertible into shares of our common stock at $25.72 per share of common stock.

(10)	Shares vest at various dates between 2010 and 2012, and are subject to forfeiture until such time as they vest.

(11)	Shares vest in January 2012, and are subject to forfeiture until such time as they vest.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

One of our directors, Christopher J. Perry, is a partner of CIVC Partners LLC, whose affiliate purchased all 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, or the series A preferred, for $50 million in August 2008. Shares of the series A preferred are convertible into shares of our common stock at $25.72 per share of common stock, subject to adjustment, and would represent approximately 6% of our outstanding common stock if converted on March 31, 2010.

Some of the executive officers and directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features.

The policies and procedures relating to the Audit Committee approval of related party transactions are available in the Audit Committee Charter, which is available on our website, www.wintrust.com. All related party transactions are approved by the Audit Committee pursuant to these policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s common stock to file reports of holdings and transactions in the Company’s common stock with the SEC.

Based solely on a review of the Section 16(a) reports furnished to us with respect to 2009 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to each covered person met all Section 16(a) filing requirements during 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2009 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

INGRID S. STAFFORD (Chair)	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER
SCOTT K. HEITMANN	THOMAS J. NEIS

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for fiscal year 2010. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2010.

AUDIT AND NON-AUDIT FEES PAID

The Company’s independent auditors for the fiscal year ended December 31, 2009 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2010. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.

The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2009 and December 31, 2008:

Audit Fees:  Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $1,171,329 in 2009 and $916,309 in 2008.

Audit-Related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $176,590 in 2009 and $86,500 in 2008.

Tax Fees:  Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $109,630 in 2009 and $83,550 in 2008.

All Other Fees:  This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories, which includes services provided for on-line accounting and auditing standards and interpretive guidance. Aggregate fees for other services were $1,995 in 2009 and $2,880 in 2008.

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2009 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be presented at the Company’s 2011 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 29, 2010 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2011 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2011 Annual Meeting is held on May 26, 2011, the deadline for such notice is March 27, 2011.

OTHER BUSINESS

The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dykstra
Secretary

COMMON The Directors and Officers of Wintrust Financial Corporation cordially invite you to attend our 2010 Annual Meeting of Shareholders Thursday, May 27, 2010, 10:00 a.m. Deer Path Inn 255 East Illinois Road, Lake Forest, Illinois You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Telephone. IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO: Illinois Stock Transfer Co. 209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606 IMPORTANT Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope. If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side. I/We do plan to attend the 2010 Annual Meeting. DETACH PROXY CARD HERE (continued on reverse side) VOTER CONTROL NUMBER Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Visit our Internet voting site at www.ilstk.com, click on “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above. Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 25, 2010 at 11:59 p.m. Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail Your telephone vote is quick, confidential and immediate. Just follow these easy steps: 1. Read the accompanying Proxy Statement. 2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions. 3. When asked for your Voter Control Number, enter the number printed above. Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 25, 2010 at 11:59 p.m. Central Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

REVOCABLE PROXY COMMON THIS PROXXXYx IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his WINTRUST FINANCIAL substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust CORPORATION Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 27, 2010 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. Proposal 1 — Election of the following Directors with a term ending 2011 For Withhold For Withhold 01 Peter D. Crist 08 Albin F. Moschner 02 Bruce K. Crowther 09 Thomas J. Neis 03 Joseph F. Damico 10 Christopher J. Perry 04 Bert A. Getz, Jr. 11 Hollis W. Rademacher PLEASE LIST 05 H. Patrick Hackett, Jr. 12 Ingrid S. Stafford NAMES OF PERSONS ATTENDING 06 Scott K. Heitmann 13 Edward J. Wehmer 07 Charles H. James III Proposal 2 — Advisory vote to approve the Company’s 2009 executive compensation[ ] For [ ] Against [ ] Abstain Proposal 3 — Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2010[ ] For [ ] Against [ ] Abstain This proxy is solicited on behalf of the Board of Directors. If not otherwise specified, this proxy will be voted FOR Proposals 1, 2 and 3. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements. SIGNATURE DATE SIGNATURE DATE Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign. DETACH PROXY CARD HERE ATTENTION SHAREHOLDERS INTERNET VOTING You can now submit your Proxy via the Internet and have your vote recorded. • Why use the Internet — Internet Voting is timelier. — It saves the Company the ever-rising costs of business reply postage. — You can change your vote by re-voting at any time. — It is simple and easy to use. • Instructions for Internet Voting can be found on the reverse side. • The Internet Voting Website is: http://www.ilstk.com — click on “I am a Shareholder” and select “Internet Voting”.